Exhibit 10.3

The Marked portions of this document have been redacted and filed separately with the Commission pursuant to Rule 406 of the Securities Act of 1933, as amended

EXCLUSIVE PATENT AND KNOW-HOW LICENSE AGREEMENT

N° L02130

BETWEEN THE UNDERSIGNED:

1.	The CENTRE NATIONAL DE LA RECHERCHE SCIENTIFIQUE, a public institution created for scientific and technological purposes, who headquarters are located at 3, rue Michel-Ange, 75794 Paris Cedex 16, France, represented by its Directrice Gènèrale, Mrs. Geneviève BERGER, (hereinafter “CNRS”),

The INSTITUT NATIONAL POLYTECHNIQUE DE GRENOBLE, a public institution created for scientific, cultural and professional purposes, whose headquarters are located at 46, avenue Fèlix Viallet, 38031 Grenoble Cedex, France, represented by its President, Mr. Paul JACQUET, (hereinafter “INPG”),

Acting in their own names and on behalf of the Laboratoire des Matèriaux et du Gènie Physique, a unit of the INPG associated with the CNRS, URA 1109, rue de la Houille Blanche, domaine Universitaire, BP 46, 38402 Saint Martin d’Hères, France, (hereinafter the “LABORATORY”),

The CNRS and the INPG are hereinafter designated together as the “ESTABLISHMENTS”.

OF THE FIRST PART

AND:

2.	AIXTRON, a corporation organized and existing under the laws of Germany, and having its principal place of business at Kackertstr. 15-17, D-52072 Aachen, Germany, registration n° HRB 7002, represented by Mrs. Barbara DRENKELFORT, it Vice President and General Counsel, (hereinafter referred to as “AIXTRON”).

OF THE SECOND PART

WHEREAS:

1.	Mr. Jean-Pierre Sènateur, Mr. Roland Madar, Mr. Francis Weiss, Mr. Olivier Thomas and Mr. Adulfas Abrutis, hereinafter designated as the “INVESTORS”, developed and perfected an invention entitled “Un procèdè et un dispositif d’introduction de prècurseurs dans une encèinte de dèpot chimique en phase vapeur” (generally, an insertion process and device).

2.	This invention was the subject of a French patent application filed in the name of the CNRS and at its expense on July 12, 1993, under number 93/08838, entitled “procèdè et dispositif d’introduction de prècurseurs dans une encelnte de dèpot chimique en phase vapeur.” The French patent was issued on September 15, 1995.

A PCT patent application was filed on July 8, 1994, under number PCT/FR 94/00858, for the following countries: Europe (European patent requested) and the United States.

3.	JIPELEC, A French company, has obtained a license for the exploitation of the PATENTS and the KNOW-HOW on February 18, 2000 and has granted a sublicense to AIXTRON for certain applications using the above-mentioned PATENTS and KNOW- HOW

4.	CNRS, JIPELEC and AIXTRON have entered into a three party agreement granting AIXTRON the right to be granted a direct license of the above-mentioned PATENTS AND know-how from CNRS in the event JIPELEC and AIXTRON would elect to do so.

5.	JIPELEC and AIXTRON have elected to transfer the direct license of the PATENTS and KNOW-HOW from JIPELEC to AIXTRON and CNRS has agreed to such transfer.

6.	Therefore, JIPELEC and CNRS have terminated their existing license agreement concerning the PATENTS and KNOW-HOW and CNRS and AIXTRON are entering into this license agreement to grant AIXTRON an exclusive license for the exploitation of the above-mentioned PATENTS and KNOW-HOW.

7.	CNRS acknowledges that AIXTRON will sell the PRODUCTS to its clients mainly through incorporation into larger system. CNRS acknowledges that AIXTRON will not sell the PRODUCTS but will incorporate such PRODUCTS into larger systems that will be sold to its clients. Furthermore, AIXTRON will not manufacture the PRODUCTS itself but will enter into an OEM agreement with JIPELEC by which JIPELEC will manufacture 100% (one hundred per cent) of the PRODUCTS used by AIXTRON to be incorporated into the above-mentioned larger systems ALXTRON will sell to its clients, or sold by AIXTRON as spare parts to its clients.

THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

Preliminary Article – DEFINITIONS

“AFFILIATE” is understood to mean any and all legal entities that:

•	directly or indirectly control AIXTRON; or

•	are directly or indirectly controlled by the same legal entity or individual(s) as AIXTRON; or

•	are directly or indirectly controlled by AIXTRON.

A legal entity is considered to control another when:

•	it directly or indirectly owns over 50% (fifty per cent) of said legal entity’s share capital or has more than 50% (fifty per cent) of the voting rights held by said legal entity’s shareholders or partners; or

•	it directly or indirectly automatically has the decision-making power within said legal entity.

The rights granted to AFFILIATES hereunder only apply to legal entities that have the status of AFFILIATE at the time such rights are exercised. if, during the term of this

Agreement, a legal entity were to lose the status of AFFILIATE, the rights acquired by such legal entity pursuant to its status of AFFILIATE shall immediately cease to exist, unless the ESTABLISHMENTS agree otherwise in writing.

“PATENTS” is understood to mean:

•	French patent no. 93/08838 issued on September 15, 1995, entitled “procèdè et dispositif d’introduction de prècurseurs dans une enceinte de depot chimique en phase vapeur,” in the name of CNRS, and listing Messrs. Jean-Pierre Senateur, Roland Madar, Francois Weiss, Olivier Thomas and Adulfas Abrutis as the inventors;

US patent no. 5 945 162 issued on August 31, 1999;

•	European patent application no. 94922896.9 of July 8, 1994 (currently under review), to be registered as national patents in the following countries: France (FR), Italy (IT), Germany (DE) and Great Britain (GB);

and the French and foreign patents that correspond to such patent applications.

The PATENTS are described with more details at Annex 1 hereto.

“DATE OF ENTRY INTO FORCE” is understood to mean the last ate of signature of this Agreement by the PARTIES.

“DISTRIBUTORS” is understood to mean all companies or legal entities other than AFFILIATES acting in their own name and on their own behalf that purchase packaged or non-packaged PRODUCTS for resale.

“PARTIES” is understood to mean the ESTABLISHMENTS and AIXTRON.

“PROCESS” is understood to mean a system “de generation de precession de vapeur d’espèces actives pour le depot chimique en phase vapeur par injection” generally, a system for generating pressure by injection), as described in the PATENTS.

“PRODUCTS” is understood to mean the entire system for injection of precursors into a vacuum vapor deposition chamber (control system, injector, evaporator, furnace, fixing device, cables and other various fluid feed systems) which could not be developed, used, manufactured or marketed without utilizing all or part of the KNOW-HOW and/or infringing all or part of the PATENTS.

“KNOW-HOW” is understood to mean the mass of technical information acquired by the LABORATORY during its research, up until the DATE OF ENTRY INTO FORCE hereof, and concerning the implementation of the invention that is the subject of the PATENTS for the preparation, manufacture, installation and implementation of the PRODUCTS and the process.

“SUB-LICENSEE” is understood to mean any and all third parties that have been granted a license by AIXTRON for the exploitation of the PATENTS and KNOW-HOW in the TERRITORY and, in particular, for the preparation, manufacture, installation and implementation of the PRODUCTS and the PROCESS.

“TERRITORY” is understood to mean the entire world.

“NET SALES” is understood to mean the gross amount of sales received by AIXTRON, its AFFILIATES and is SUB-LICENSEES from their clients, including DISTRIBUTORS, pursuant to the sales of PRODUCTS, after deducting the usual business discounts; credits resulting from product returns; purchase, sales and import taxes or VAT; transportation costs and sales commissions.

If AIXTRON sells PRODUCTS to an AFFILIATE (and vice-versa), which then sells them to a third party, such sales between the AFFILIATE (or AIXTRON) and the third party (and not the sale between AIXTRON and the AFFILIATE) shall be considered as NET SALES.

Both the singular and plural of the defined terms may be used.

Article 1 – SUBJECT, NATURE AND SCOPE OF THIS AGREEMENT

1.1 Pursuant to this Agreement, the ESTABLISHMENTS hereby grant AIXTRON, which accepts an exclusive license to develop, manufacture, use, sell the PRODUCTS and exploit the PATENTS and KNOW-HOW in the TERRITORY, with the right to grant sub-licenses in compliance with the provisions of Article 3.

AIXTRON agrees not to exploit, directly or indirectly, the PATENTS and KNOW-HOW outside the TERRITORY.

1.2 This exclusivity means that the ESTABLISHMENTS agree to not grant any other licenses for the PATENTS and/or KNOW-HOW in the TERRITORY.

Nevertheless, the ESTABLISHMENTS reserve the right to utilize the PATENTS and KNOW-HOW exclusively for research purposes.

Article 2 – TERM

This Agreement shall enter into force on the DATE OF ENTRY INTO FORCE and shall remain in effect, except in case of early termination in compliance with the provisions of Article 14 of this Agreement, throughout the duration of the validity of the PATENTS.

Article 3 – SUB-LICENSING

3.1 AIXTRON may, in application of the provisions of article 1.1 of this Agreement, grant sub-licenses to SUB-LICENSEES for the PATENTS and KNOW-HOW in the TERRITORY, subject to first obtaining prior written approval from the CNRS for said SUB-LICENSEE and for the terms of the sub-license agreement. Such approval cannot be reasonably refused.

For the purpose of the present Article 3.1, CNRS authorizes AIXTRON to grant a sub-license to JIPELEC, a French sociètè anonyme registered with the Registry of Commerce of Le Mans under N° B 401 000 021 under the terms and condition of a sub-license agreement in the form attached in Annex 2 herein, with the understanding that JIPELEC may transfer such sub-license to Qualiflow, a French sociètè anonyme registered with the Registry of Commerce of Montpellier under the number 413 274 440.

In addition, AIXTRON agrees to send the CNRS a copy of the sub-license agreements within 1 (one) month after their signature.

3.2 AIXTRON agrees to include in such sub-license agreements a clause granting the CNRS the right to have an independent auditor audit, at its expense, the accounts kept by the SUB-LICENSEE in relation to this Agreement; it being understood that such audit shall be limited to verification of the records on which the SUB-LICENSEE pays royalties to AIXTRON.

3.3 AIXTRON agrees to include in such sub-license agreements a clause by which the SUB-LICENSEE shall be subject to the confidentiality terms and conditions set forth in article 9 of this Agreement.

3.4 AIXTRON shall remain responsible vis-à-vis the ESTABLISHMENTS for the performance by its SUB-LICENSEES of any and all obligations undertaken by AIXTRON hereunder.

Article 4 – TRANSFER OF LICENSE AGREEMENT

4.1 This Agreement is intuitu personae [based on the identity of the PARTIES]. It is therefore personal, unassignable and nontransferable, except as regards a sub-licenses that may be granted by AIXTRON in compliance with the provisions of articles 1.1 and 3 of this Agreement, and the provisions of articles 4.2 and 4.3 below.

4.2 AIXTRON may assign or delegate to one of its AFFILIATES all or a portion of the rights and obligations resulting from this Agreement, subject to informing the CNRS thereof in writing prior of such assignment or delegation. In such a case, AIXTRON shall remain responsible vis-à-vis the ESTABLISHMENTS for the performance by its AFFILIATES of any and all obligations undertaken by AIXTRON hereunder.

4.3 In the event of a takeover, merger, absorption, assignment, or transfer of AIXTRON or its activities to another legal entity or of any other transformation of AIXTRON aimed at changing the intuitu personae characteristics taken into account for this Agreement, this Agreement can only be assigned or transferred with the ESTABLISHMENTS’ written consent. Such consent may be refused only if the ESTABLISHMENTS demonstrate in writing, within the 30 (thirty) days following notification from AIXTRON, that the transfer of this Agreement represents a conflict of interest. If mere is no response from the ESTABLISHMENTS within said 30 (thirty) days period, consent shall be deemed to be irrevocably obtained.

Unless the ESTABLISHMENTS were to decide otherwise, said legal entity shall be subject to the same obligations as those of AIXTRON under this Agreement.

An amendment to this Agreement between the ESTABLISHMENTS and said legal entity shall be drafted, at the same time as the merger or transfer is carried out with AIXTRON, in which the choice made by the new parties in compliance with the above paragraph shall be specified.

Article 5 – TRANSFER OF KNOW-HOW AND TECHNICAL ASSISTANCE

AIXTRON acknowledges that the KNOW-HOW has been disclosed and provided to AIXTRON prior to the DATE OF ENTRY INTO FORCE.

AIXTRON acknowledges and agrees that it does not need any technical assistance from the ESTABLISHMENTS concerning the KNOW-HOW.

Article 6 – EXPLOITATION

6.1 AIXTRON agrees to exploit the license hereunder and to do what is required to develop, manufacture and sell the PRODUCTS, and any larger equipment in which the PRODUCTS are incorporated in the TERRITORY and find market openings, in particular by seriously prospecting clients and undertaking an adapted promotional campaign. Nevertheless, it is agreed between the PARTIES that if AIXTRON fails to exploit the license for any given contract year it shall be deemed to be exploiting the license hereunder as long as AIXTRON pays the royalties to CNRS pursuant to article 7.1.3 and if such lack of exploitation of the license hereunder does not continue for more than 2 (two) years.

AIXTRON agrees to fill orders that are placed with it by delivering the PRODUCTS or the larger systems in which PRODUCTS are incorporated as fast as possible and to provide customer service.

6.2 AIXTRON agrees to submit, on an annual basis, a limited summary activity report showing the development or exploitation of the PRODUCTS.

6.3 Without prejudice to the above paragraph, AIXTRON agrees not to use for promotional purposes the names “Centre National de la Recherche Scientifique”, “CNRS”, “Institut National Polytechnique de Grenoble” or “INPG”, any trademarks or distinctive signs belonging to the ESTABLISHMENTS and any adaptations thereof, as well as the names of the inventors and any of the ESTABLISHMENTS’ agents, without first obtaining, prior to each use, written approval from the CNRS, acting on behalf of the ESTABLISHMENTS and, as the case may be, from the individual in question.

For the sole purpose of providing information on the origin of the license, the terms “License CNRS-INPG” (“Licensed by CNRS-INPG”) may be placed on any and all advertising material, technical manuals or instructions relating to the PRODUCTS. AIXTRON shall be responsible for ensuring that such mention, due to the way and the context in which it is placed, cannot be interpreted as any guarantee whatsoever provided by the ESTABLISHMENTS on the PRODUCTS.

AIXTRON shall impose the same obligations on its AFFILIATES and any SUB-LICENSEES and DISTRIBUTORS it might have.

6.4 AIXTRON shall sell the PRODUCTS under its own trademarks or under trademarks for which it has legally obtained a license. The ESTABLISHMENTS cannot claim any right in such trademarks or in AIXTRON’s client base.

6.5 AIXTRON hereby acknowledges that it has the skill and competence to exploit the KNOW-HOW and PATENTS, and to develop, use, manufacture or sell the PRODUCTS.

6.6 AIXTRON shall be exclusively responsible for quality control for the PRODUCTS and any acts in connection with such quality control. The ESTABLISHMENTS shall in no way be required to provide assistance.

Article 7 – FINANCIAL TERMS AND CONDITIONS

7.1 As compensation for this license, AIXTRON shall pay CNRS, for the ESTABLISHMENTS, the following amounts:

7.1.1 Lump Sum payments

As this Agreement is entered into following the termination of a license agreement entered into between JIPELEC and CNRS on February 18, 2000 under which JIPELEC has already made a lump sum payment to CNRS, AIXTRON shall not pay any lump sum payment to CNRS.

7.1.2 Royalties

a)	Direct exploitation

AIXTRON will pay to the CNRS, on behalf of the ESTABLISHMENTS, a royalty equal to     [redacted] of the amount paid by AIXTRON to JIPELEC for the purchase of PRODUCTS.

This royalty payment shall be calculated and made on an annual basis during the first month of each calendar year.

This royalty is payable on all PRODUCTS sold, whatever the country the PRODUCTS are sold in.

b)	Indirect exploitation

•	[redacted] of the lump sum, collected by AIXTRON from its SUBLICENSEES;

•	[redacted] of the NET SALES realized by the SUB-LICENSEES.

    [redacted]

7.2 Either of the PARTIES may request that the financial conditions of the present Agreement be reevaluated due to an economic imbalance; said PARTY shall have the burden of proving that the contractual relationship between the PARTIES has been modified to the point that said PARTY’S fulfillment of its obligations herein represent a prejudice.

Until the PARTIES have signed an amendment formalizing their agreement on the revised rates or the definition of the financial basis, the rates and financial basis provide in Article 7 hereunder shall remain due.

7.3 Any modification of the financial conditions of this license must be the subject of an amendment.

Said revision may not, under any circumstances, be retroactive, and shall only enter into effect as from January 1 of the year following the modification.

Article 8 – ACCOUNTING – VERIFICATION OF ROYALTIES

8.1 AIXTRON shall keep separate accounts which shall include all the elements necessary to precisely evaluate the commercial transactions which occur within the framework of this Agreement.

These accounts shall be closed on December 31 of each year.

8.2 a) All payments shall be preceded by a sales report by country. The report shall include:

•	the number of this Agreement

•	the sales of PRODUCTS from JIPELEC to AIXTRON,

•	the NET SALES,

•	the applicable rates,

•	the royalties due to the CNRS, on behalf of the ESTABLISHMENTS,

•	the deduction of the intellectual property fees paid by AIXTRON in accordance with article 10,

•	the final amount due to the CNRS, on behalf of the ESTABLISHMENTS after said deduction.

b) This report shall be sent within a month following December 31 of each year to the Service Financier de la Dèlègation Paris Michel Ange du CNRS, 3 rue Michel-Ange, 75794 PARIS Cedex 16. Should there be no sales AIXTRON shall nonetheless send the CNRS a sales report stating the lack of sales and the causes.

c) The sums due from AIXTRON shall be paid within 35 (thirty-five) days following receipt of the invoice from the CNRS which shall state the amount of the royalties due and shall be paid by bank transfer to the Agent Comprable Secondaire du CNRS, Dèlègation Paris Michel-Ange – Paris Gènèrale Paris – Code Banque 30091 – Code Guichet N° 75200 – Compte N° 20003000505 – Clè 69.

8.3 Any payments due to the CNRS, on behalf of the ESTABLISHMENTS, shall be paid in Euros.

8.4 Any sums due which remain unpaid by AIXTRON within the periods set out hereunder shall be subject to interest at the rate determined according to the rules applicable to French public research establishments (which as of the signature of the present Agreement is prevailing legal interest rate +2 points), without prejudice to the right of the ESTABLISHMENTS to terminate this Agreement in application of article 14 (Termination).

8.5 To the sums due shall be added the legal taxes in effect on the date of payment, notably VAT, if applicable.

8.6 All accounts kept pursuant to clause 8.1 shall be available to the ESTABLISHMENTS or to their accredited representative, for a maximum of one year after expiration of the present Agreement. The ESTABLISHMENTS shall have the right to request an audit of the royalty accounts kept by AIXTRON. Should there be an audit, an expert accountant shall be appointed by the ESTABLISHMENTS at the expense of the ESTABLISHMENTS, except if the amount of back payments due to the ESTABLISHMENTS exceeds the amount paid by AIXTRON by 5% (five per cent), then such expense shall be paid by AIXTRON.

8.7 Unless otherwise agreed upon between the PARTIES or unless the ESTABLISHMENTS are condemned by a final legal decision, the payments properly due to the CNRS, on behalf of the ESTABLISHMENT, under the present Agreement, shall in no 3 event be refundable to AIXTRON. Furthermore, in the event of expiration or termination of the present Agreement, AIXTRON shall pay all and any sums due to the CNRS, on behalf of the ESTABLISHMENTS, up to the expiration date or the date of termination.

Article 9 – CONFIDENTIALITY

9.1 Both PARTIES agree to keep confidential the scientific and technical information belonging to the other PARTY and any and all information of any nature whatsoever concerning the other PARTY that it may have become aware of during the pre-contractual negotiations or pursuant to the performance of this Agreement.

Neither PARTY shall publish or communicate all or a portion of such confidential information to third parties without obtaining the other PARTY’s written authorization. In particular, AIXTRON agrees to keep confidential and have others keep confidential all the skills and knowledge it may be imparted as part of the KNOW-HOW granted.

The PARTIES agree to impose this obligation on their personnel and any person working for them in any capacity whatsoever.

The confidentiality obligations that are binding upon both PARTIES pursuant to this Article 9.1 does not apply to information for which the PARTY that has received it can prove:

a) that it disclosed said information after obtaining prior written authorization to do so from the other PARTY, or that the information was disclosed by the other PARTY;

b) that such information was in the public domain when it was imparted by the other PARTY, or that such information fell into the public domain after it was imparted, through no fault of its own;

c) that such information was legally obtained from a third party;

d) that when such information was imparted to it by the other PARTY, it was already aware of such information;

e) that the disclosure of such information was required in application of a mandatory legal or statutory provision or in application of a final court decision or arbitration award.

The above-mentioned exceptions are not cumulative.

9.2 Both PARTIES agree not to file a patent application, or applications for any other industrial property titles, that includes confidential information belonging to the other PARTY without first obtaining said PARTY’s prior written authorization.

9.3 This confidentiality obligation shall remain in effect during the term of this Agreement, and for 5(five) years after its expiration or termination.

9.4 The provisions of this Article cannot prevent:

•	both PARTIES researchers from fulfilling their obligation to produce a report on their activity for the organization they work for;

•	the defense of these presented by researchers whose scientific activities are related to the subject of this Agreement;

•	AIXTRON’s distribution of documents aimed at promoting the sale of the PRODUCTS.

Article 10 – EXTENDING, ISSUING AND MAINTAINING THE VALIDITY OF THE PATENTS

10.1 Any industrial property decisions that must be made to have the PATENTS issued or to maintain their validity shall be made by the CNRS, acting on behalf of the ESTABLISHMENTS. The CNRS shall inform the patent attorney in charge of the PATENTS or the service company in charge of collecting annuities of its decisions.

The CNRS agrees to consult AIXTRON before making any and all decisions to abandon all or some of the PATENTS.

10.2 The validity of the PATENTS shall be maintained in the name of the CNRS.

10.3 The industrial property expenses in connection with the PATENTS shall be borne by the CNRS.

10.4 If the CNRS were to decide to stop paying the industrial property expenses in connection with all or some of said PATENTS, it shall immediately inform AIXTRON of such decision.

AIXTRON shall then, if it so wishes, be able to continue, at its own expense and in the CNRS’ name, with the procedures for the issuing or maintaining the validity of said PATENTS, AIXTRON shall have no right to reimbursement of the industrial property expenses it may incur in connection with the said PATENTS, but may, upon presentation of proof, deduct such industrial property expenses paid during the closed financial year from the amounts due to the ESTABLISHMENTS for said financial year. These deductions must be set forth in the sales statements sent to the CNRS.

10.5 If the CNRS decides to stop paying the industrial patent costs in conection with all or some of the PATENTS, the CNRS agrees to provide all of the necessary disgnatures and documents so that AIXTRON can carry on with the procedures.

10.6 It is expressly agreed between the PARTIES that in the event AIXTRON decides not to continue to perform the procedures set forth in Article 10.3 and 10.4 above, any of AIXTRON’s SUBLICENSEE shall then, if it so wishes and if the CNRS has agreed to it, have the same rights attributed to AIXTRON under this Article 10.

Article 11 – WARRANTIES

11.1 This Agreement has been entered into with no guarantees except, the material existence of the PATENTS and KNOW-HOW.

In application of this Article, the ESTABLISHMENTS do not provide any guarantees, either express or implicit, as regards the PATENTS and KNOW-HOW, in particular as regards to whether or not they can be used or are adapted for any specific purpose whatsoever.

11.2 The uncertainties, risks and perils in connection with the performance of this Agreement and the possible inherent defects of one or several PATENTS are the sole responsibility of AIXTRON, which accepts such responsibility.

Consequently, if one or more of the PATENTS were rejected or canceled, or fount to be dependent on a dominant prior patent, or if the PRODUCTS, as a result of the use of the PATENTS and/or KNOW-HOW, were found to be infringing pursuant to a final court decision, the ESTABLISHMENTS shall not be required to reimburse the amounts already received from AIXTRON reduce the amounts due until the final court decision, or pay AIXTRON any damages for the prejudice incurred due to such rejection, cancellation, dependence or infringement.

11.3 AIXTRON cannot call on the ESTABLISHMENTS as guarantors for damages or prejudice of any kind caused by the PRODUCTS, as AIXTRON alone is responsible vis-a’-vis its clients and/or third parties for the quality and performance of the PRODUCTS.

11.4 AIXTRON alone is responsible for ensuring that the PRODUCTS are in compliance with applicable laws and regulations.

Article 12 – REJECTION—ANNULMENT

If, within the TERRITORY, a final administrative or judicial decision were made the full or partial rejection of one or more PATENTS and/or that they are totally or partially null and void and/or that the exploitation rights thereto are restricted, AIXTRON will not be able to claim from the ESTABLISHMENTS any indemnity, reimbursement, or reduction on the amounts due when the final administrative or judicial decision is rendered.

If the ESTABLISHMENTS elect not to take action, AIXTRON may, if it so wishes, after sending the CNRS formal notice f its intentiont o take action by registered letter with return receipt and such letter has remained without response for over one month, initiate proceedings on its own and in its own name. In such a case, the procedural costs shall be paid by AIXTRON alone and all indemnities and damages that might be granted by the court shall irrevocably remain its property. The right to bring an action shall be granted to the AFFILIATES and SUB-LICENSES under the exact same conditions as those provided for in this Article 12.

Thereafter, AIXTRON may, should there be competition in a country, negotiate new payments to be made by AIXTRON to the ESTABLISHMENTS, with the understanding that all the other provisions of this Agreement shall, in any case, continue to apply for the PATENTS that remain valid.

Article 13 – INFRINGEMENT

13.1 The ESTABLISHMENTS and AIXTRON shall inform each other as soon as possible of any infringement by third parties they may become aware of and/or of any infringement claim or action that might be brought against them. Following such noficiation, either the ESTABLISHMENTS or AIXTRON may initiate any action required to obtain interim or injunctive protection.

13.2 a) If one or more of the PATENTS were to be infringed upon by a third party, the ESTABLISHMENTS may, at their own expense, take legal action against such infringing third party, with the understanding that the indemnifies and damages that might be granted by he court shall remain the property of the ESTABLISHMENTS.

This provision does not prevent AIXTRON from intervening in the proceedings, at its own expense, in order to claim damages for the prejudice it may have personally suffered. All of the indemnities and damages that might be granted to AIXTRON pursuant to such legal action shall irrevocably remain its property.

b) If the ESTABLISHMENTS were to not take legal action, AIXTRON may, if it so wishes, after sending the CNRS formal notice of its intention to take legal action by registered letter with return receipt and such letter has remained without response for over one month, initiate infringement proceedings on its own and in its own name. In such a case, the procedural costs shall be paid by AIXTRON alone and all Indemnities and damages that might be granted by the court shall irrevocably remain its property.

c) The provisions of Article 13.2 b) hereabove are applicable subject to the mandatory legal provisions that apply in the country in which the infringement took place.

If tan action brought by AIXTRON pursuant to Article 13.2 b) were to be found inadmissible due to the lack of standing to sue, or if it can reasonably be anticipated that an action that AIXTRON plans to bring pursuant to Article 13.2 b) hereabove will be found inadmissible for said reason, the ESTABLISHMENTS shall give AIXTRON, upon a simple request submitted by the latter, all the necessary power in time to take action in the name of the ESTABLISHMENTS and in their stead.

Should the action taken by AIXTRON pursuant to Article 13.2 b) be declared inadmissible because the plaintiff does not have the right to take such action, or if it is reasonable to assume that an action taken by AIXTRON pursuant to 13.2 b) would be declared inadmissible for said reason, the ESTABLISHMENTS will provided AIXTRON upon request and in a timely fashion with any power of attorney that AIXTRON may need to act in the name and on behalf of the ESTABLISHMENTS. In such a case, the procedural costs shall be borne by AIXTRON alone and all indemnities and damages that might be granted by the court shall irrevocably remain its property, as provided in Article 13.2 b) hereabove. All legal costs will be paid by AIXTRON, and any compensation or damages that may be awarded by the courts will be wholly and irrevocably AIXTRON’s pursuant to Article 13.2 b) herein.

d) It is specified that the provisions of Article 13.2 do not apply to PATENT infringement cases outside the TERITORY, whence only the ESTABLISHMENTS or any third party they may designate can take legal action.

e) The right to bring or defend an infringement action shall be granted to the AFFILIATES or SUB-LICENSEES under the exact conditios as those provided for in this Article 13.2.

13.2 If infringement proceedings were to be brought against AIXTRON, its AFFILIATES or any SUB-LICENSEES or DISTRIBUTORS, pursuant to the exploitation of the PRODUCTS, due to the use of the PATENTS and/or KNOW-HOW, the ESTABLISHMENTS shall provide AIXTRON with the information it has for the defense, that of its AFFILIATES, or that of its SUB-LICENSEES or DISTRIBUTORS.

If such an infringement action were to result in a decision rendered against said companies, AIXTRON shall hold the ESTABLISHMENTS harmless; in compliance with the provisions of Article 11, AIXTRON agrees to call on them as guarantors and cannot claim from the ESTABLISHMENTS any indemnity, reimbursement of the amounts of any kind already paid to the ESTABLISHMENTS, or any reduction of any amounts still due when the final court decision is rendered. If one of the PATENTS were to be canceled, the provisions of Articles 11 and 12 shall apply, with no possible exception.

13.4 The PARTIES agree to provide each other with all documents and information they might need pursuant to the above-mentioned proceedings.

Article 14—TERMINATION—EXPIRATION

14.1 This Agreement shall be terminated automatically and without further formalities if AIXTRON were to cease in activities, be the object of a liquidation procedure or a bankruptcy.

If AIXTRON were to be the subject of judicial receivership or judicial liquidation, this Agreement shall be terminated automatically and without further formalities after notification thereof has been sent to the receiver and has remained without response for over one month, subject to the provisions of General laws and regulations

14.2 This Agreement may be terminated by one of the PARTIES if the other PARTY fails to perform one or more of its obligations pursuant to the various clauses herein, in particular Article 6 (Exploitation) and Article 7 (Financial terms and conditions). Such termination shall only enter into effect 3 (there) months after the complaining PARTY has sent a registered letter with return receipt setting forth the reasons for the complaint, unless, during this time period, the falling PARTY has fulfilled its obligations or has provided proof that it could not do so because it was prevented from doing so due to a case of force majeure. Exercising such termination right does not exempt the falling PARTY from fulfilling the obligations it undertook up to the date the termination takes effect. The foregoing is without prejudice to the payment of damages by the falling PARTY in reparation of the damage that may have been suffered by the complaining PARTY due to the early termination of this Agreement.

14.3 If this Agreement is terminated, the sub-license agreements entered into with SUB-LICENSEES before the termination date for this Agreement can only remain in effect if a written agreement, negotiated in good faith is entered into between the ESTABLISHMENTS and said SUB-LICENSEES.

14.4 If this Agreement was to be terminated, AIXTRON agrees to:

•	stop exploiting and stop letting others exploit, directly or indirectly, the PATENTS until they expire;

•	not disclose and stop exploiting and stop letting others exploit, directly or indirectly, the KNOW-HOW, as long as the KNOW-HOW has not obviously fallen into the public domain;

•	return to the ESTABLISHMENTS, within the month following the expiration or termination of this Agreement, all the documents and various material the ESTABLISHMENTS may have given it, and it may not keep any copies thereof.

Article l5—INVENTORY

If AIXTRON, it AFFILIATES or SUB-LICENSEES were to have, on the termination date of this Agreement, PRODUCTS in inventory, they shall be authorized to sell said PRODUCTS for 6 (six) moths as from the expiration or termination date of this Agreement, subject, first, to sending the CNRS an inventory by the provisions of Article 7 of this Agreement as regards the financial terms and conditions.

Article 16—ENTIRE AGREEMENT AND LIMITS HERETO

16.1 This Agreement sets forth all of the PARTIES’ obligations in connection with the subject hereof. No general or specific conditions set forth in the documents sent or submitted by the PARTIES can be included as part of this Agreement.

16.2 This Agreement can only modified or renewed by an amendment signed by the PARTIES’ representatives, duly empowered therefore.

16.3 It is specified that the relationship created between the PARTIES pursuant to this Agreement does not grant any rights other than those mentioned herein. It is understood that this Agreement does not, in particular, grant AIXTRON any rights outside the TERRITORY, or any right in patents other than the PATENTS or in any know-how other than the KNOW-HOW.

Article 17—HEADINGS

In case of problems of interpretation between any of the headings for the clauses and any of the clauses, the headings shall be considered as non-existent.

Article 18—INVALIDITY OF A CLAUSE

If one or several provisions of this Agreement were found to be invalid or declared as such in application of a law or regulation, in particular under European Union law, or pursuant to a final decision rendered by a competent court, the other provisions shall remain in full force and retain their significance, and the PARTIES shall immediately proceed with the necessary modifications while remaining as faithful as possible to the meeting of the minds that took place on the signature date of this Agreement.

Article 19—WAIVER

If one of the PARTIES does not take action following a failure buy the other PARTY to fulfill any one of its obligations hereunder, this does not constitute a waiver for the future of this first PARTY’s right to have such obligation be fulfilled.

Article 20—DISPUTES—APPLICABLE LAW

20.1 This Agreement shall be governed by French laws and regulations. If a difficulty were to arise regarding the validity, interpretation or performance of this Agreement, the PARTIES shall do their best to settle their dispute out of court.

20.2 if the disagreement were to persist, the dispute shall be brought before the competent French court.

20.3 This Article shall remain in effect notwithstanding all the cases of expiration or termination for this Agreement.

Article 21—REGISTRATION WITH THE NATIONAL PATENT REGISTRY

21.1 This Agreement may be registered with the National Patent Registry held by the National Industrial Property Institute, and with the national patent registries held by the national industrial properties offices concerned by the PATENTS, by AIXTRON, at its own expense.

21.2 Any necessary tax registrations of this Agreement shall be carried out by AIXTRON at its own expense.

Article 22 – NOTIFICATIONS

Any notifications required pursuant to this Agreement shall be made by registered letter with return receipt, to the PARTY at issue at the following address:

For the ESTABLISHMENTS:

CNRS

De’le gation aux Entreprises

3, rue Michel-Ange

75794 Paris Cedex 16

France

For AIXTRON:

AIXTRON

Kackerstrasse 15-17

D-52072 AACHEN

GERMANY

Article 23—LANGUAGE

The present Agreement has been established in two versions, one in French and one in English. In case of difficulties of interpretation, both versions shall be authoritative.

In 3 (three) original counterparts, one for the CNRS, one for the INFG and one for AIXTRO< with 2 (two) annex.

Signed in Paris	Signed in Aachen	Signed in Grenoble
On December 17, 2002	On November 29, 2002	On December 12, 2002

/s/ Mrs. Geneviève BERGER	/s/ Mrs. Barbara DRENKELPORT	/s/ M. Paul JACQUET
Mrs. Geneviève BERGER	Mrs. Barbara DRENKELPORT	M. Paul JACQUET
General Manager of CNRS	Vice President of AIXTRON	President of the INPG

ANNEX 1

Description of the PATENTS (in English)

French patent FR 2 707 671:

National registration number:	9308838
Publication number:	2 707 671
Title: Method and device for introducing precursors into chamber for chemical vapour deposition.
Filing date:	July 12, 2003
Date application made available:	01.20.95, Bulletin 95/03
Date patent available to public:	09.15.95, Bulletin 95/37
Applicant:	Centre National de la Recherche Scientifique
Inventors: Jean-Pierre Senateur, Roland Madar, François Weiss, Olivier Thomas and Adulfas Abrutis
Patent Cooperation Treaty extension:
PCT application filed on July 8, 1994, under number PCT/FR 94/00858,
in the following countries:	Europe (European patent application) and US
Publication number:	WO 9502711 1

American patent US 5945162:
United States Patent	5945 162, August 31, 1999
(inventors) François (Weiss) (Montbonnot, FR); Olivier Thos (Grenoble, FR); Adulfas Abrutis (Saint Martin d’Heres, FR)
Assignee:	Centre National de la Recherche Scientifique (Paris, France)
Application No:	53090
Filed:	June 17, 1996
US Class:	427/248.1; 427/255.1; 118/725
International Class:	C23C 016/00
Field of Search:	427/248.1 and 255.1; 118/726, 728 and 725

Title: Method and device for introducing precursors into chamber for chemical vapor deposition.

European Patent EP 730671:
Registration number:	94922896.9, July 8, 1994
Entry into national phase required by
the following countries: France (FR), Italy(IT), Germany (DE) and Great Britain (GB)
Publication number:	0730671
Publication date:	September 11, 1996
Patent grant number:	0730671
Patent grant date:	October 17, 2001

ANNEX 2

Sub-license agreement entered into between AIXTRON and JIPELEC

[Terminated]